File No. 333-84309

                               U.S.$5,000,000,000

                      GENERAL MOTORS ACCEPTANCE CORPORATION

                                 SMARTNOTES(SM)

             DUE FROM NINE MONTHS TO THIRTY YEARS FROM DATE OF ISSUE


      Unless otherwise specified in an applicable pricing supplement, the SmartNotes will not be listed on any securities exchange, and there can be no assurance that the SmartNotes offered will be sold or that there will be a secondary market for the notes.

    The Agents have advised GMAC that they may from time to time purchase and sell notes in the secondary market, but the Agents are not obligated to do so. No termination date for the offering of the notes has been established.

Pricing Supplement No. 75                         Trade Date:     02/08/2001
(To Prospectus dated August 12, 1999)             Issue Date:     02/13/2001

The date of this Pricing Supplement is February 8, 2001

    CUSIP         Stated

     or           Interest                   Price to
Common Code       Rate          Maturity     Public 1     Reallowance
-----------       --------      --------     --------     -----------
 37042 GJR8       5.40%        02/15/2003    100%         .3000%
 37042 GJS6       5.65%        02/15/2004    100%         .4500%
 37042 GJT4       6.00%        02/15/2006    100%         .7500%
 37042 GJU1       6.45%        02/15/2011    100%        1.1000%
 37042 GJV9       6.95%        02/15/2016    100%        1.6000%
 37042 GJW7       7.00%        02/15/2021    100%        2.0000%


Payment           Survivor's                 Subject to Redemption
Frequency         Option        Yes/No       Date and terms of redemption
---------         ----------    -----------------------------------------
Quarterly                    Yes          No
Semi-Annual                  Yes          No
Quarterly                    Yes          No
Monthly                      Yes          Yes   Callable at 100% on 02/15/2003
                                                and every coupon date thereafter
Semi-Annual                  Yes          Yes   Callable at 100% on 02/15/2004
                                                and every coupon date thereafter
Monthly                      Yes          Yes   Callable at 100% on 02/15/2005
                                                and every coupon date thereafter


1 Actual Price to Public may be less, and will be determined by prevailing market prices at the time of purchase as set forth in the confirmation statement.

                                 Per Note Total

                            --------             -----

Public Offering Price ..... 100.00%              $5,000,000,000

Agents' Discounts

  and Concessions ......... .20%-2.50%           $10,000,000-$125,000,000

Proceeds, before
expenses, to General
Motors Acceptance

Corporation ............... 97.50%-99.80%        $4,875,000,000-$4,990,000,000

(SM) Service Mark of General Motors Acceptance Corporation

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------

             ABN AMRO INCORPORATED

                  A.G. EDWARDS & SONS, INC.

                        EDWARD JONES & CO., L.P.

                              FIDELITY CAPITAL MARKETS
                                  a division of National Financial
                                  Services Corporation

                                     PRUDENTIAL SECURITIES INCORPORATED

                                           SALOMON SMITH BARNEY

                                 August 16, 1999